Exhibit 99.1

FINISH LINE REPORTS 2nd QUARTER SALES AND REVISES SALES AND EARNINGS GUIDANCE

●	Total sales increase 9% for Q2
●	Comp sales decrease 2% for Q2
●	Revising sales and earnings guidance for Q2 and second half of year

INDIANAPOLIS - August 30, 2005 - The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $341.6 million for the thirteen weeks ended August 27, 2005 (“2nd quarter” or “Q2”), an increase of 9% (nine percent) over net sales of $312.2 million for Q2 last year (“Q2 LY”). Comparable store net sales for Q2 decreased 2% (negative two percent) as compared to an increase of 6% (six percent) reported for the comparable thirteen-week period last year.

The Company is lowering Q2 earnings guidance due to the decrease in sales, product margin pressure resulting from a more promotional environment, as well as negative leverage on occupancy costs and selling, general and administrative expenses (“SG&A”). SG&A was negatively affected by a reserve of $1.5 million, or $.02 per share after taxes, related to legal matters regarding alleged civil violations of California wage and hour laws.

The Company’s new guidance for diluted earnings per share for Q2 is a range of $.37 to $.39 compared to previous guidance of $.48 to $.50 per diluted share. The Company earned $.42 per diluted share for Q2 LY.

On a year-to-date basis, for the twenty-six weeks ended August 27, 2005, net sales were $632.9 million, an increase of 11% (eleven percent) over net sales of $570.1 million reported for the twenty-six week period last year ended August 28, 2004. Year-to-date comparable store net sales were flat (zero percent) as compared to the 10% (ten percent) increase reported for the first half of last year.

Alan H. Cohen, (Chairman and Chief Executive Officer) stated: “Although we started the quarter with sales on plan for most of June, sales from late June thru the remainder of Q2 were disappointing. Footwear comp store sales were flat for the quarter while softgoods comped down 8%. For the Back-to-School season, the promotional environment in the mall has been increasing weekly, and we have reacted with increased price promotions in our stores to remain competitive. In spite of lower than expected sales, we have worked diligently to keep our inventories in line and expect to report an increase of 1-3% per square foot at the end of Q2 compared to Q2 LY.”

Given the slowing footwear and softgood sales trend in addition to the continuing increase in the promotional environment, the Company believes it is prudent to reduce its guidance for the remainder of the year. For Q3, sales are expected to be approximately $262 million based on a flat comp sales plan and diluted earnings per share to be a loss in the range of -$.01 to -$.03, compared to previous guidance of income in the range of $.05 to $.07 per diluted share. Q4 sales are expected to be approximately $401 million based on a flat comp with diluted earnings per share in the range of $.56 to $.58, compared to previous guidance of $.64 to $.66 per diluted share. For the full fiscal year, sales are expected to approximate $1.3 billion with diluted earnings per share in the range of $1.16 to $1.21. Last year the Company reported full year diluted earnings per share of $1.24.

During Q2, the Company opened 16 new Finish Line stores, remodeled seven existing stores and closed two stores. The Company did not open, remodel or close any Man Alive stores during the quarter. As of August 27, 2005, the Company operated 639 Finish Line stores compared to 564 at August 28, 2004, an increase of 13%. In addition, Finish Line store square footage increased 11% to 3,605,000 square feet compared to 3,247,000 square feet at the end of Q2 last year. As of August 27, 2005, Man Alive operated 38 stores totaling 107,000 square feet.

The Company repurchased 100,000 Class A Common Shares during Q2 under the current 5,000,000 share repurchase authorization, which expires December 31, 2007.

The Company expects to report earnings for Q2 on Thursday, September 22nd, after the market closes followed by a live conference call Friday morning, September 23rd at 8:30 am ET.

The Company has made available a recorded message covering the second quarter sales by dialing 1-706-645-9291 (Conference ID# = 8998008). This replay will be available for 48 hours beginning approximately 7:00am ET Tuesday, August 30th. After the initial 48 hour period the recording will be available at www.finishline.com through September 8th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statement that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 639 Finish Line stores in 47 states and online. In addition, the Company also operates 38 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

Investor Relations:
CONTACT:	Kevin S. Wampler, 317-899-1022, Extension 6914
Executive Vice President - CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:
CONTACT:	Elise Hasbrook, 317-899-1022, Extension 6827
Corporate Communications Manager